MSB Financial Corp. Announces Quarterly Results

MILLINGTON, N.J., February 11, 2014 -- MSB Financial Corp. (Nasdaq: MSBF) (the "Company"), the holding company for Millington Savings Bank (the "Bank"), reported  net income of $251,000 for the three months ended December 31, 2013 compared to a net loss of $1.6 million for the three months ended December 31, 2012. Correspondingly, the Company reported net income of $499,000 for the six months ended December 31, 2013 compared to a net loss of $1.7 million for the six months ended December 31, 2012. The reported losses for the three and six month periods ended December 31, 2012 were primarily due to increases in the provision for loan losses of $2.8 million and $3.4 million for these respective periods.  In addition, both reporting periods in 2013 reflect increased net interest income after provision for loan losses, increased non-interest income and decreased non-interest expense as compared to the comparable periods in 2012.

Net interest income before provision for loan losses for the three months ended December 31, 2013 increased to $2.4 million from $2.3 million for the three months ended December 31, 2012, primarily due to a decrease in total interest expense which was attributable to a decrease in the average rate on interest bearing liabilities.  Net interest income before provision for loan losses remained relatively unchanged for the comparative six month periods ended December 31, 2013 and December 31, 2012.  For the three months ended December 31, 2013, the average yield on interest earning assets was 3.72%, a decrease of 13 basis points when compared to the same period in 2012. For the six months ended December 31, 2013, the yield on interest earning assets was 3.72%, a decrease of 26 basis points when compared to the same period in 2012. The decline in yields on average earning assets, for both the three and six month comparative periods, is representative of the prolonged low interest rate environment and the effect it has had on the Company’s earning assets portfolio.  During the three and six months ended December 31, 2013, average interest earning assets increased by $12.7 million and $12.3 million, respectively, when compared to the same periods in 2012.  The increases were attributable to increases in average securities held to maturity balances, offset by decreases in average loans receivable and other interest-earning asset balances for both the three and six month periods ended December 31, 2013 when compared to the corresponding period in 2012.

Interest income on average earning assets increased slightly for the three months ended December 31, 2013 compared to the three months ended December 31, 2012, while interest income on average earning assets was lower for the six months ended December 31, 2013 compared to six months ended December 31, 2012.  The average rate paid on interest-bearing liabilities for the three months ended December 31, 2013 was 0.87%, a decrease of 11 basis points when compared to the same period in 2012. For the six months ended December 31, 2013, the average rate paid on interest-bearing liabilities was 0.88%, a decrease of 12 basis points when compared to the same period in 2012.  The net interest margin decreased to 2.95% for the three months ended December 31, 2013, compared to 2.97% for the three months ended December 31, 2012, a decrease of 2 basis points. The net interest margin decreased to 2.94% for the six months ended

December 31, 2013, compared to 3.06% for the six months ended December 31, 2012, a decrease of 12 basis points. The reduction in rates on interest-bearing liabilities and yields on interest-earning assets for both the three month and six month comparative periods primarily resulted in lower net interest margins.

Non-interest income for the quarter ended December 31, 2013 totaled $182,000, an increase of $20,000 or 12.3% compared to the same period in 2012.   For the six months ended December 31, 2013, non-interest income totaled $363,000, an increase of $42,000, or 13.1%, when compared to the same period in 2012.  The increase in non-interest income for the three months ended December 31, 2013 compared to the three months ended December 31, 2012, was primarily attributed to increases in fees and service charges, offset by minor decreases in income on bank owned life insurance and other non-interest income.  The increase for the six months ended December 31, 2013, compared to the six months ended December 31, 2012, was attributed to increases in fees and service charges and less significant increases in other non-interest income and income from bank owned life insurance, offset by a decrease in unrealized loss in the trading security portfolio during the period.   The increase in fees and service charge income for both the three and six month comparative periods, was in part, due to the Company waiving its fees for a period of time following Hurricane Sandy during the same comparative periods ended December 31, 2012.

Total non-interest expense decreased by $85,000 or 4.0% to $2.0 million for the three month period ended December 31, 2013 compared to $2.1 million for the three month period ended December 31, 2012.  Salaries and employee benefits, professional services, other non-interest expense, occupancy and equipment and Directors’ expenses decreased by $63,000, $46,000, $24,000, $18,000 and $14,000, respectively, while FDIC assessment, service bureau and advertising expenses increased by $57,000, $21,000 and $2,000, respectively, for the three month period ended December 31, 2013 compared to the three month period ended December 31, 2012.  For the six months ended December 31, 2013, total non-interest expense totaled $4.0 million, compared to $4.1 million for the six months ended December 31, 2012, a decrease of $102,000 or 2.5%.   Other non-interest expense decreased by $125,000, as did occupancy and equipment, salaries and employee benefits, Directors’ compensation, professional services and advertising expenses by $43,000, $36,000, $29,000 $12,000 and $1,000, while FDIC assessment and service bureau fees increased by $102,000 and $42,000, respectively, for the six month period ended December 31, 2013 compared to the six month period ended December 31, 2012.  The decrease in other non-interest expense was primarily due to an increase in income on other real estate owned, whereas the decrease in salaries and employee benefits and Directors’ compensation for the three and six month comparative periods were primarily due to the decrease in stock option expense.  The increase in FDIC assessment for the same comparative periods was primarily due to the change in factors used in calculating the quarterly assessment.

The loan loss provision for the three and six months ended December 31, 2013 was $150,000 and $300,000, respectively, compared to $3.0 million and $3.7 million for the same periods ended December 31, 2012. The provision for loan losses for the three and six months ended December 31, 2012 included an additional provision of $2.0 million deemed necessary to support  the Company’s planned asset disposition strategy approved by the Company’s Board of Directors during the quarter ended December 31, 2012, the goal of which was to rapidly reduce (through strategies such as short sales, cash for keys, deeds in lieu of foreclosure and/or bulk sales) the dollar amount of non-performing loans in the Company’s loan portfolio and thereby reduce the costs associated with the foreclosure process.  The Company’s management reviews the level of the allowance for loan losses on a quarterly basis based on a variety of factors including, but not limited to, (1) the risk characteristics of the loan portfolio, (2) current economic conditions, (3) actual losses previously experienced, (4) the Company’s level of loan growth and (5) the existing level of reserves for loan losses that are probable and estimable.  This analysis, in addition to the $2.0 million provision during the quarter ended December 31, 2012 resulted in a lower provision for loan loss being required for the three and six month periods ended December 31, 2013.  The reduction in the level of provision for loan loss primarily reflects lower levels of specific reserves related to non-performing loans individually evaluated for impairment which continued to decrease as a result of various above mentioned disposition activities.  Also, there was a stabilization of the quantitative and qualitative factors during the six months ended December 31, 2013 compared to upward trending factors during the six month period ended December 31, 2012, thus further reducing the need for additional provisions as of December 31, 2013.  The Company experienced $551,000 in net charge-offs (consisting of $559,000 in charge-offs and $8,000 in recoveries) for the three month period ended December 2013 compared to $507,000 in net charge-offs (consisting of $549,000 in charge-offs and $42,000 in recoveries) for the three month period ended December 31, 2012.  In addition, the Company experienced $991,000 in net charge-offs (consisting of $1,010,000 in charge-offs and $19,000 in recoveries) for the six months ended December 31, 2013 compared to $1,464,000 in net charge-offs (consisting of $1,513,000 in charge-offs and $49,000 in recoveries) for the six months ended December 31, 2012.  The Company had $8.2 million in non-performing loans as of December 31, 2013, compared to $14.1 million as of June 30, 2013. The allowance for loan losses to total loans ratio was 1.51% at December 31, 2013, compared to 1.87% at June 30, 2013, while the allowance for loan losses to non-performing loans ratio increased from 30.30% at June 30, 2013 to 43.81% at December 31, 2013, primarily due to decreases in both total non-performing loans and allowance for loan losses balances at December 31, 2013 compared to June 30, 2013.  Non-performing loans to total loans and net charge-offs to average loans outstanding ratios were at 3.45% and 0.43%, respectively, at and for the period ended December 31, 2013 compared to 6.16% and 1.19% at and for the period ended June 30, 2013.

Total assets decreased to $347.1 million at December 31, 2013, from $352.6 million at June 30, 2013, primarily due to a decrease of $19.1 million in cash and cash equivalents, offset by a $7.6 million increase in loans receivable, net, and a $5.1 million increase in securities held to maturity.  Deposits were $270.4 million at December 31, 2013, down $10.1 million compared to $280.5 million at June 30, 2013.   The decrease in deposit balances was primarily due to the Company lowering its offering rates.  FHLB advances were $33.5 million at December 31, 2013 compared to $30.0 million at June 30, 2013.  Shareholders’ equity was $40.2 million at December 31, 2013, compared to $39.5 million at June 30, 2013.  The increase in shareholders’ equity was primarily due to the retention of earnings for the six months ended December 31, 2013.

At December 31, 2013 and June 30, 2013 the Company had 5,010,437 shares outstanding.  Shares of the Company’s common stock trade on the NASDAQ Global Market under the symbol "MSBF."   The Company is majority owned by its mutual holding company parent, MSB Financial, MHC.

Forward Looking Statements

The foregoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.

CONTACT:	MSB Financial Corp.
Michael Shriner, President & CEO
908-647-4000
mshriner@millingtonsb.com

MSB FINANCIAL CORP
(Dollars in Thousands, except for per share amount)

SELECTED FINANCIAL AND OTHER DATA

Statement of Financial Condition Data:
	(Unaudited)
	At December 31,	At June 30,
	2013	2013

Total assets	$347,092	$352,592

Cash and cash equivalents	5,645	24,755

Loans receivable, net	230,827	223,256

Securities held to maturity	85,989	80,912

Deposits	270,433	280,467

Federal Home Loan Bank advances	33,500	30,000

Total stockholders' equity	40,163	39,513

Summary of Operations:

	(Unaudited)		(Unaudited)
	For the Six		For the Three
	Months Ended		Months Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012

Total interest income	$5,970	$6,142	$3,005	$3,000

Total interest expense	1,249	1,416	617	689

Net interest income	4,721	4,726	2,388	2,311

Provision for loan losses	300	3,719	150	2,973

Net interest income after provision
for loan losses	4,421	1,007	2,238	(662)

Noninterest income	363	321	182	162

Noninterest expense	4,024	4,126	2,037	2,122

Income before taxes	760	(2,798)	383	(2,622)

Income tax provision	261	(1,131)	132	(1,047)

Net income	$499	$(1,667)	$251	$(1,575)

Net income per common share:

basic and diluted	$0.10	$(0.34)	$0.05	$(0.32)

Weighted average number of shares of common stock outstanding	4,921,913	4,950,014	4,924,020	4,939,606

Performance Ratios:
	(Unaudited)		(Unaudited)
	For the Six		For the Three
	Months Ended		Months Ended
	December 31,	December 31,	December 31,	December 31,
	2013	2012	2013	2012

Return on average assets (ratio of net income
to average total assets)	0.29%	-0.65%	0.29%	-1.83%

Return on average equity (ratio of net income
to average equity)	2.50	(5.43)	2.51	(15.43)

Net interest rate spread	2.84	2.98	2.84	2.88

Net interest margin on average interest-earning
assets	2.94	3.06	2.95	2.97

Average interest-earning assets to average
interest-bearing liabilities	112.67	109.18	114.52	110.56

Operating expense ratio (noninterest expenses
to average total assets)	2.32	1.60	2.35	2.47

Efficiency ratio (noninterest expense divided by
sum of net interest income and noninterest income)	79.15	81.75	79.26	85.81

	(Unaudited)
	At or For the
	Six Months Ended,
	December 31,	December 31,
	2013	2012
Asset Quality Ratios:

Non-performing loans to total loans	3.45%	6.54%

Non-performing assets to total assets	2.69	4.82

Net charge-offs to average loans outstanding	0.43	0.61

Allowance for loan losses to non-performing loans	43.81	33.71

Allowance for loan losses to total loans	1.51	2.20

Capital Ratios:

Equity to total assets at end of period	11.57%	11.36%

Average equity to average assets	11.49	11.89

Number of Offices	5	5